As filed with the Securities and Exchange Commission on July 8, 1997

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                  The Profit Recovery Group International, Inc.
             (Exact name of registrant as specified in its charter)

               Georgia                            58-2213805
     (State or other jurisdiction              (I.R.S. Employer
      of incorporation or organization)         Identification No.)

      2300 Windy Ridge Parkway, Suite 100 North, Atlanta,Georgia 30339-8426
                         (Address of principal executive
                          offices, including zip code)

   The Profit Recovery Group International, Inc. Employee Stock Purchase Plan
                            (Full title of the plan)
                               -------------------

       Clinton McKellar, Jr., Esq.                          Copy to:
The Profit Recovery Group International, Inc.
      2300 Windy Ridge Parkway                        B. Joseph Alley, Jr., Esq.
          Suite 100 North                           Arnall Golden & Gregory, LLP
     Atlanta, Georgia  30339-8426                     2800 One Atlantic Center
(Name and address of agent for service)              1201 West Peachtree Street
       (770) 955-3815                               Atlanta, Georgia 30309-3450
(Telephone number, including area code, of              (404) 873-8688
      agent for service)


                                          CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                Proposed Maximum           Proposed Maximum
Title of Securities to be   Amount to be        Offering Price Per Share   Aggregate Offering Price   Amount of
Registered                  Registered          (1)                        (1)                        Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par         750,000                 $14.13                   $10,597,500                $3,211.36
value per share
==============================================================================================================================


(1) The offering price for such shares is estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on June 30, 1997 as quoted on The Nasdaq Stock Market.


443029.2

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents heretofore filed by The Profit Recovery Group International, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-28000) as declared effective by the Commission on March 26, 1996.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interest of Named Experts and Counsel

         Certain legal matters in connection with the Common Stock covered by this Prospectus are being passed upon by Arnall Golden & Gregory, LLP. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden & Gregory, LLP), is a director of the registrant. As of the date hereof, attorneys with Arnall Golden & Gregory,LLP beneficially own an aggregate of approximately 1,100,000 shares of the registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers

         Article 8 of the Company's Articles of Incorporation eliminates, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions; or (iv) any transaction from which the director received an improper benefit. In addition, Article VII of the Company's Bylaws provides broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful. The personal liability of directors for monetary damages for violations of federal securities laws is not affected by these provisions. The Registrant may also provide advances of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of (i) a written affirmation of such officer or director that he or she has met certain standards of conduct and that his or her conduct does not constitute certain identified behavior, and
(ii) a written undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by the Registrant. These provisions of the Articles and Bylaws will limit the remedies available to a shareholder who is dissatisfied with a Board decision protected by these provisions, and such shareholder's only remedy in that circumstance may be to bring a suit to prevent the Board's action. In many situations, this remedy may not be effective, as, for example, when shareholders have no prior awareness of the Board's consideration of the particular transaction or event.

         Pursuant to Sections 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of the Company may, and in some cases must, be indemnified by the Company under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of the Company (including actions, suits or proceedings brought against them for violations of the federal securities laws).

         The Company has entered into Indemnification Agreements with certain of its directors and executive officers ("Indemnitees"). Pursuant to such agreements, the Company shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of the Company, because he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgment of the Board of Directors of the Company an Indemnitee is reasonably likely to be entitled to indemnification pursuant to the Agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by the Company to the Indemnitee within thirty (30) days after the Company's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions of the Georgia Business Corporation Code and the Company's Articles and Bylaws, the Company has been informed that indemnification is considered by the Securities and Exchange Commission to be against public policy and therefore unenforceable.

         The Registrant currently maintains an insurance policy which insures the directors and officers of the Registrant against certain liabilities, including certain liabilities under the 1933 Act.

Item 8.  Exhibits

Exhibit
Number            Description
-------           -----------

*4.1            Specimen Stock Certificate

5               Opinion of Arnall Golden & Gregory, LLP

23.1            Consent of KPMG Peat Marwick LLP

23.2            Consent of Arnall Golden & Gregory, LLP (included in Exhibit 5)

---------------------------
* Incorporated by reference to Exhibit of same number of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086).

Item 9.  Undertakings

         A.       Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       Subsequent Documents Incorporated by Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      Indemnification of Officers, Directors and Controlling Persons.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 30, 1997.


                                             THE PROFIT RECOVERY GROUP
                                             INTERNATIONAL, INC.


                                             By:  /s/  John M. Cook
                                                  ------------------------------
                                                       John M. Cook
                                                 Chairman of the Board, Chief
                                                 Executive Officer and President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald E. Ellis, Jr. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name                                         Title                                 Date
----                               --------------------------------------         -----

/s/ John M. Cook                    Director, Chairman of the Board, Chief      June 30, 1997
----------------------------        Executive Officer and President
John M. Cook                        (Principal Executive Officer)

/s/ Donald E. Ellis, Jr.            Senior Vice President, Chief Financial      June 30, 1997
----------------------------        Officer and Treasurer
Donald E. Ellis, Jr.                (Principal Financial Officer)


/s/ Michael Melton                  Vice President-Finance                      June 30, 1997
----------------------------        (Principal Accounting Officer)
Michael Melton


/s/ John M. Toma                    Executive Vice President -                  June 30, 1997
----------------------------        Administration and Director
John M. Toma


/s/ Stanley B. Cohen                Director                                    June 30, 1997
----------------------------
Stanley B. Cohen



                                                      II-4






/s/ Jonathan Golden                 Director                                    July 1, 1997
----------------------------
Jonathan Golden

                                    Director                                    July __, 1997
----------------------------
Garth H. Greimann

                                    Director                                    July __, 1997
----------------------------
Fred W. I. Lachotzki

                                    Director                                    July __, 1997
----------------------------
E. James Lowrey


                                  EXHIBIT INDEX



Exhibit


*4.1          Specimen Stock Certificate

5             Opinion of Arnall Golden & Gregory, LLP

23.1          Consent of KPMG Peat Marwick LLP

23.2          Consent of Arnall Golden & Gregory, LLP (included in Exhibit 5)


---------------------------

* Incorporated by reference to Exhibit of same number of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086).